UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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LANGER, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LANGER, INC.
450 Commack Road
Deer Park, N.Y. 11729

May 21, 2008

To Our Stockholders:

On behalf of the Board of Directors of Langer, Inc. I cordially invite you to attend the Annual Meeting of Stockholders to be held on June 17, 2008, commencing at 10:30 a.m., at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas – 26th Floor, New York 10019.

The accompanying Notice of Meeting and Proxy Statement cover the details of the matters to be presented.

A copy of the 2007 Annual Report is being mailed to you along with this Proxy Statement.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, I URGE THAT YOU PARTICIPATE BY COMPLETING AND RETURNING YOUR PROXY AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT AND WILL BE GREATLY APPRECIATED. RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING.

Cordially,

Langer, Inc.

W. Gray Hudkins, President and
Chief Executive Officer

LANGER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 17, 2008

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of the Stockholders, and any adjournments or postponements thereof (the “Meeting”), of Langer, Inc. (the “Company”), which will be held on June 17, 2008, commencing at 10:30 a.m., at Kane Kessler, P.C., 1350 Avenue of the Americas – 26th Floor, New York 10019 for the following purposes:

(1)	To elect six members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);
(2)	To ratify the appointment of BDO Seidman, LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2008 (Proposal 2); and
(3)	To transact such other business as may properly be brought before the Meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on May 14, 2008 (the “Record Date”), are entitled to notice of and to vote at the Meeting.

YOUR VOTE IS IMPORTANT. SEE THE ENCLOSED PROXY CARD FOR INSTRUCTIONS ON VOTING VIA THE INTERNET, OR SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. VOTING VIA THE INTERNET OR RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING.

By order of the Board of Directors

Kathleen P. Bloch,
Secretary

May 21, 2008

LANGER, INC.

450 Commack Road
Deer Park, N.Y. 11729

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on June 17, 2008

INTRODUCTION

Proxy Solicitation and General Information

This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, and the enclosed form of proxy (the “Proxy Card”), are being furnished to the holders (the “Stockholders”) of the common stock, par value $0.02 per share, of Langer, Inc., a Delaware corporation (which is sometimes referred to in this Proxy Statement as “Langer,” “Company,” “we,” or “us”), in connection with the solicitation of proxies by our Board of Directors for use at the 2008 Annual Meeting of Stockholders to be held on Wednesday, June 17, 2008, at 10:30 a.m., Eastern United States time, at Kane Kessler, P.C., 1350 Avenue of the Americas  – 26th Floor, New York 10019, and at any adjournments or postponements thereof. This Proxy Statement and the Proxy Card are first being sent to stockholders on or about May 23, 2008. Our principal executive offices are located at 450 Commack Road, Deer Park, N.Y. 11729.

At the Meeting, stockholders will be asked:

(1)	To elect six members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);
(2)	To ratify the appointment of BDO Seidman, LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2008 (Proposal 2); and
(3)	To transact such other business as may properly be brought before the Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on May 14, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Each such stockholder will be entitled to one vote for each share of common stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing.

Stockholders are requested to complete, sign, date and promptly return the enclosed Proxy Card in the enclosed envelope, or to vote on line in accordance with the enclosed instructions. Proxies which are not revoked will be voted at the Meeting in accordance with instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named in this Proxy Statement (Proposal 1). A stockholder who so desires may revoke his proxy at any time before it is voted at the Meeting by: (i) delivering written notice to us (attention: Corporate Secretary); (ii) duly executing and delivering a proxy bearing a later date; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

The Board of Directors knows of no other matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy Card or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

Only stockholders as of the close of business on May 14, 2008 (the “Record Date”) are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 10,961,856 shares of our common stock outstanding and entitled to vote, with each share entitled to one vote. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the beneficial ownership of our common stock by our directors, executive officers and stockholders known to us to own 5% or more of our common stock.

Our common stock is traded on the Nasdaq Global Market under the symbol “GAIT”. On May 14, 2008, the reported closing price for the common stock on the Nasdaq Global Market was $1.04. Stockholders are urged to obtain the current market quotation for the shares of our common stock.

Required Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Langer common stock entitles the holder to one vote on each matter presented for stockholder action. The affirmative vote of a plurality of the votes cast in person or by proxy is necessary for the election of each nominee as a director.

An independent inspector of elections appointed by us will tabulate votes at the Meeting. Since the affirmative vote of a plurality of votes cast is required for the election of directors (Proposal 1), abstentions and “broker non-votes” will have no effect on the outcome of such election. Since the affirmative vote of a majority of the votes cast is necessary for approval of Proposal 2, an abstention will have the same effect as a negative vote, but “broker non-votes” will have no effect on the outcome of the voting.

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may be precluded from exercising their discretion, depending on the type of proposal involved. Shares as to which brokers have not exercised discretionary authority or received instructions from beneficial owners are considered “broker non-votes”, and will be counted for purposes of determining whether there is a quorum.

Proxy Solicitation

the Company will bear the costs of the solicitation of proxies for the Meeting. Our directors, officers and employees may solicit proxies from Stockholders by mail, telephone, e-mail, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our common stock held of record by them and such parties will be reimbursed for their reasonable expenses.

List of Stockholders

In accordance with Delaware General Corporation Law (the “DGCL”), a list of Stockholders entitled to vote at the Meeting will be available for ten days prior to the Meeting, for any purpose germane to the Meeting, between the hours of 10:00 a.m. and 5:00 p.m., local time, at our offices at 450 Commack Road, Deer Park, N.Y. 11729.

It is desirable that as large a proportion as possible of the Stockholders’ interests be represented at the Meeting. Therefore, even if you intend to be present at the Meeting, please vote your shares via the Internet as set forth on the enclosed Proxy Card, or sign and mail the enclosed Proxy Card, to ensure that your stock will be represented. If you are present at the Meeting and desire to do so, you may withdraw your proxy and vote in person by giving written notice to the Secretary of the Company. Please vote via the Internet or return your executed Proxy Card promptly.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information regarding beneficial ownership of our common stock by (a) each person or entity who is known to us owning beneficially 5% or more of our common stock, (b) each of our directors, (c) each of our named executive officers and (d) all named executive officers and directors as a group. Unless otherwise indicated, each of the Stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o 450 Commack Road, Deer Park, New York 11729. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days after the date of this Proxy Statement.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent(1)
Warren B. Kanders, Chairman of the Board of Directors One Landmark Square Stamford, Conn.	3,100,884	(2)	25.4%
David M. Knott 485 Underlhill Road Syosset, N.Y.	1,684,208	(3)	13.4%
Ashford Capital Management, Inc. P.O. Box 4172 Wilmington, Del.	2,145,812	(4)	18.7%
Millennium Partners, L.P. 666 Fifth Ave. New York, N.Y.	858,056	(5)	7.2%
Bank of America Corporation 100 North Tryon Street Charlotte, N.C.	657,984	(6)	5.7%
Peter A. Asch, Director and President of Twincraft, Inc. 2 Tigan Street Winooski, Vt.	649,856	(7)	5.8%
Stephen M. Brecher, Director	25,000	(8)	*
Burtt R. Ehrlich, Director	254,405	(9)	2.3%
Stuart P. Greenspon, Director	199,816	(10)	1.7%
W. Gray Hudkins, Director, President and Chief Executive Officer	364,900	(11)	3.1%
Kathleen P. Bloch, Vice President and Chief Financial Officer	—	(12)	*
Kathryn P. Kehoe, Senior Vice President	—	(13)	*
Directors and named executive officers as a group (8 persons)	4,594,861	(14)	34.8%

*	Less than 1%

(1)	The applicable percentage of beneficial ownership is based on 10,961,856 shares of common stock outstanding as of the Record Date, plus, with respect to particular persons, shares of common stock that may be acquired by exercise of stock options, conversion of the Company’s outstanding 5% convertible subordinated notes due December 7, 2011 (the “Notes”), or other rights to acquire common stock within 60 days after the date of this Proxy Statement.
(2)	Consists of 1,491,856 shares presently issued and outstanding held by Langer Partners, LLC, 475,000 shares presently issued and outstanding held by Kanders & Company (“Kanders & Company”) (100,000 shares of which were issued pursuant to a stock award, the vesting of which was accelerated on December 20, 2005 and which are subject to a lock-up agreement that expires on September 1, 2008); 515,000 shares acquirable upon the exercise of options awarded to Mr. Kanders (183,334 of which are subject to a lock-up agreement that expires with respect to 91,667 shares on each of April 1, 2009 and 2010); 429,028 shares acquirable upon conversion of $2,000,000 in principal amount of the Notes held by Mr. Kanders as trustee for a member of his family; 15,000 shares acquirable under warrants held by Langer Partners, LLC; and 100,000 shares acquirable upon exercise of options held by Kanders & Company. Mr. Kanders, who is the Chairman of our Board of Directors, is the sole voting member and sole manager of Langer Partners, LLC, and the sole stockholder of Kanders & Company. Does not include 500,000 shares awarded to Mr. Kanders as a restricted stock award under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), which award is not presently vested and which is not expected to vest within 60 days after the date hereof. The address for Mr. Kanders and Langer Partners, LLC is c/o Kanders & Company, One Landmark Square, Stamford, Connecticut 06901.
(3)	Based on information in Schedule 13G, as amended, filed by Mr. Knott and certain affiliates, which gives their address as 485 Underhill Boulevard, Suite 205, Syosset, New York 11791.
(4)	Includes 642,329 Conversion Shares. Based upon information in the Schedule 13G, as amended, filed by Ashford Capital Management, Inc., which gives its address as P.O. Box 4172, Wilmington, DE 19807.
(5)	Based upon information in the Schedule 13D filed by Millennium Partners, L.P. and certain of its affiliates on December 18, 2006, and other information which Millennium Partners, L.P. has provided to the Company. Such person’s address is 666 Fifth Avenue, 8th Floor, New York, New York 10103. According to such information, the reporting persons hold Notes in the principal amount of $4,000,000, which are convertible at the rate of $4.6617 per share into 858,056 shares of common stock. Mr. Israel A. Englander is the managing member of the managing partner of Millennium Partners, L.P.
(6)	Based upon information in the Schedule 13G filed by Bank of America Corporation on February 8, 2006, which gives the reporting person’s address as 100 North Tryon Street, Floor 25, Charlotte, NC 28255.
(7)	Does not include 200,000 shares acquirable by Mr. Asch under options which vest in 3 equal annual consecutive tranches commencing on January 23, 2009, or shares which Mr. Asch may become entitled to receive in 2009 under the terms of the agreement by which the Company acquired the capital stock of Twincraft, Inc., from Mr. Asch and the other former holders of Twincraft’s capital stock.
(8)	Consists of 25,000 shares acquirable under options awarded to Mr. Brecher. Does not include (i) 12,500 shares acquirable under options which vest on May 1, 2009, and (ii) 7,500 shares awarded to Mr. Brecher as a restricted stock award under the 2005 Plan, which award is not presently vested and which is not expected to vest within 60 days after the date hereof.
(9)	Includes 46,600 shares held in trust by Mrs. Burtt R. Ehrlich as Trustee for David Ehrlich, as to which Mr. Ehrlich disclaims beneficial ownership. Also includes 96,376 options granted to Mr. Ehrlich, of which 12,500 options are subject to a lock-up agreement which expires on November 8, 2008.
(10)	Includes 37,500 shares acquirable upon exercise of options granted to Mr. Greenspon, of which 12,500 are subject to a lock-up agreement which expires on November 8, 2008, and 32,177 Conversion Shares acquirable under a Note held by Mr. Greenspon in the amount of $150,000. Does not include (i) 41,903 shares held by his wife, Ms. Camilla Trinchieri, as to which Mr. Greenspon disclaims beneficial ownership, or (ii) 7,500 shares awarded to Mr. Greenspon as a restricted stock award under the 2005 Plan, which award is not presently vested and is not expected to vest within 60 days after the date hereof.
(11)	Includes 337,500 shares acquirable upon exercise of options granted to Mr. Hudkins. 125,000 shares acquirable under options held by Mr. Hudkins are subject to a lock-up agreement which expires with respect to 45,833 shares on December 31, 2008, with respect to 45,834 shares on December 31, 2009, with respect to 16,667 shares on April 1, 2009, and with respect to 16,666 shares on April 1, 2010. Does not include 275,000 shares awarded to Mr. Hudkins as a restricted stock award under the 2005 Plan, which award is not and is not expected to vest within 60 days after the date hereof.
(12)	Consists of a restricted stock award of 75,000 shares of common stock granted to Ms. Bloch under the

Company’s 2007 Stock Incentive Plan, which will vest in full upon the later to occur of (i) the Company’s achievement of trailing 12-month EBITDA of $25,000,000, and (ii) the Company’s common stock having a closing price of $15.00 for five trading days in any period of 10 consecutive trading days. The award would expire if it has not vested on or before September 4, 2017, or if Ms. Bloch is no longer an employee of the Company at the time of vesting. “EBITDA” is defined in the employment agreement and the related restricted stock award agreement to mean earnings (excluding non-recurring events in the discretion of the Board of Directors) before interest, taxes, depreciation and amortization in any four consecutive calendar quarters, as reflected in the Company’s Quarterly Reports on Form 10-Q or Annual Report on Form 10-K, as applicable, commencing with the quarter beginning October 1, 2007. In the event of a divestiture of a business unit of the Company, EBITDA for any such period of four quarters that includes the date of the divestiture shall be the greater of (i) the actual EBITDA for the relevant four quarters, and (ii) the sum of (A) the actual EBITDA through the date of divestiture and (B) the actual EBITDA from the date of divestiture less EBITDA attributable to the divested portion of the business plus an amount equal to 20% of the purchase price paid to the Company in the divestiture
(13)	Ms. Kehoe resigned as an executive officer and employee effective February 5, 2008. At the time of her resignation, she held vested options to acquire 66,667 shares of the Company’s common stock, exclusive of an unvested option to acquire 33,333 shares of common stock, and an unvested restricted stock award to acquire 75,000. The unvested options and the restricted stock award expired upon her resignation, and the vested options expired on May 5, 2008.
(14)	Consists of 2,532,280 shares presently issued and outstanding owned of record or beneficially by such persons, plus 2,062,581 shares acquirable upon exercise of stock options and warrants, or conversion of Notes, held by such persons.

We are not aware of any material proceedings to which any of our directors, executive officers or affiliates or any security holder, including any owner of record or beneficially of more than 5% of any class of our voting securities, is a party adverse to us or has a material interest adverse to us.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide that we may have between three and seven directors, with such number to be fixed by the Board of Directors. The number of directors is currently fixed at seven. One director did not stand for reelection to the Board at the 2007 Annual Meeting, held on June 20, 2007, and so there are currently 6 directors on the Board, and one vacancy. Under the Company’s bylaws and applicable law, our directors are elected annually at the annual meeting of stockholders, and the vacancy may be filled by the Board of Directors. At the present time, the Board does not have a candidate to fill the vacancy.

The respective terms of office of the directors continue until the next annual meeting of stockholders and until their successors have been elected and qualified in accordance with our Amended and Restated Bylaws. There are no family relationships among any of our directors or executive officers.

Unless otherwise specified, each proxy received will be voted for the election of directors of the six nominees named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. Each of the nominees has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. If any nominee becomes unable or unwilling to accept a nomination or election, the persons named in the enclosed Proxy Card will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with our Bylaws.

The following persons have been nominated as directors:

Peter A. Asch, 47, became a director of the Company on January 23, 2007, immediately following our acquisition of Twincraft, Inc., from Mr. Asch and the other former holders of the Twincraft capital stock. The appointment of Mr. Asch to the Board of Directors was a condition to the closing of the acquisition. Mr. Asch serves as the President of Twincraft and of our personal care products division, and has been the chief executive officer of Twincraft since 1995. Mr. Asch graduated with a B.S. in Political Science and International Relations from Queen’s University, located in Kingston, Ontario, in 1983.

Stephen M. Brecher, 68, has been a member of our Board of Directors since May 1, 2006 and is Chairman of our Audit Committee. In February 2006, he joined the certified public accounting firm of Weiser LLP as a Senior Advisor. Mr. Brecher was an independent consultant from April 2005 to January 2006 and was a principal of XRoads Solutions Group, an international consulting firm from September 2001 to March 2005. Prior thereto, he spent 33 years at KPMG LLP, a certified public accounting firm, 26 years as a tax partner specializing in international banking. Mr. Brecher is a CPA and attorney and a member of the New York State Bar. He also served as a member of the board of directors of Refco, Inc., a public company, from January 2006 through December 2006. The Board of Directors has identified Mr. Brecher as the audit committee financial expert under the listing requirements of the Nasdaq Global Market and has determined that Mr. Brecher is independent of the Company based on the Nasdaq Global Market’s definition of “independence”.

Burtt R. Ehrlich, 68, has been a member of our Board of Directors since February 13, 2001, and is a member of out Audit Committee, our Compensation Committee and our Nominating/Corporate Governance Committee. Mr. Ehrlich served as our Chairman of the Board of Directors from February 2001 until November 2004. Mr. Ehrlich served as a director of Armor Holdings, Inc., a manufacturer and supplier of military vehicles, armed vehicles and safety and survivability products and systems to the aerospace & defense, public safety, homeland security and commercial markets, which was listed on The New York Stock Exchange, from January 1996 until July 2008, when it was acquired by BAE Systems plc. Mr. Ehrlich has served as a member of the Board of Directors of Clarus Corporation since June 2002. Mr. Ehrlich served as Chairman and Chief Operating Officer of Ehrlich Bober Financial Corp. (the predecessor of Benson Eyecare Corporation) from December 1986 until October 1992, and as a director of Benson Eyecare Corporation from October 1992 until November 1995.

Stuart P. Greenspon, 65, has been a member of our Board of Directors since November 8, 2005 and is a member of our Compensation Committee. Mr. Greenspon has been an independent business consultant for more than 10 years. Prior to that, he was an owner and operating officer of Call Center Services, Inc. from 1990 to 1995 and of Pandick Technologies, Inc. from 1982 to 1989.

W. Gray Hudkins, 32, became our Chief Operating Officer effective as of October 1, 2004 and our President and Chief Executive Officer effective January 1, 2006. He became a director of the Company in June 2006. Mr. Hudkins served as Director of Corporate Development for Clarus Corporation from December 2002 until September 2004, as a principal in Kanders & Company from December 2003 until September 2004, and as Director of Corporate Development for the Company from April 2004 until September 2004. From February 2002 until December 2002, Mr. Hudkins served as Manager of Financial Planning and Development for Bay Travelgear, Inc., a branded consumer products company based in New York and Chicago. From April 2000 until February 2002, Mr. Hudkins served as an associate at Chartwell Investments LLC, a New York based private equity firm, and from August 1999 until April 2000, Mr. Hudkins served as an associate at Saunder, Karp & Megrue L.P., a private merchant bank based in Stamford, Connecticut. Mr. Hudkins graduated cum laude with an A.B. in Economics and a Certificate in Germanic Language and Literature from Princeton University in 1997.

Warren B. Kanders, 50, has been a Director and Chairman of our Board of Directors since November 12, 2004. Since May 2007, Mr. Kanders has served as a director of Highlands Acquisition Corp., a publicly-held blank check company formed with a focus on acquiring a business in the healthcare industry. Since August 2007, Mr. Kanders has served as the Chairman of the Board and Chief Executive Officer of Kanders Acquisition Company, Inc., a blank check company formed with a focus on acquiring a business in no particular industry or geography. Mr. Kanders has served as the President of Kanders & Company, Inc., since 1990. Prior to the completion of the acquisition of Armor Holdings, Inc., formerly a New York Stock Exchange-listed company and a manufacturer and supplier of military vehicles, armed vehicles and safety and survivability products and systems to the aerospace & defense, public safety, homeland security and commercial markets, by BAE Systems plc on July 31, 2007, he served as the Chairman of the Board of Armor Holdings, Inc. since January 1996 and as its Chief Executive Officer since April 2003. Mr. Kanders has served as a member of the Board of Directors of Clarus Corporation since June 2002 and as the Executive Chairman of Clarus Corporation’s Board of Directors since December 2002. Mr. Kanders has served as Non-Executive Chairman of the Board of Directors of Stamford Industrial Group, Inc. (formerly known as Net Perceptions, Inc.) since October 3, 2006, and served as Executive Chairman of its Board of Directors from April 2004 through October 3, 2006. From October 1992 to May 1996, Mr. Kanders served as Founder and Vice Chairman of the Board of Benson Eyecare Corporation, a distributor of eye care products and services. Mr. Kanders received a B.A. degree in Economics from Brown University in 1979.

The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting of Stockholders is necessary for the election of directors (assuming a quorum of a majority of the outstanding shares of common stock is present).

The Board recommends that Stockholders vote FOR each of the above-named director nominees.

GOVERNANCE OF THE COMPANY

Corporate Governance

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The Company’s management and our Board of Directors has reviewed and continues to monitor our corporate governance practices in light of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission, and the listing requirements of the Nasdaq Global Market. Based on that review, the Board of Directors maintains codes of ethics and conduct, corporate governance guidelines, committee charters, complaint procedures for accounting and auditing matters and an Audit Committee pre-approval policy.

Corporate Governance Guidelines and Documents

The Company has adopted a Code of Ethics for Senior Executive and Financial Officers, a copy of which may be accessed at the Company’s website, LangerInc.com, by clicking on “Investor Relations,” selecting “About Our Company,” and then selecting “Corporate Governance”.

The Code of Ethics for Senior Executive and Financial Officers, the Code of Business Conduct and Ethics for Directors, Officers and Employees, the Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines, the Audit Committee Pre-Approval Policy, and the Charters of our Audit, Compensation and Nominating/Corporate Governance Committees were adopted for the purpose of promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and promoting compliance with all applicable rules and regulations that apply to the Company and its officers and directors. The foregoing materials may be accessed at www.langerinc.com, our Internet website, at the tab “Investor Relations”. In addition, you may request, without charge, a copy of our Code of Ethics for Senior Executive and Financial Officers, the Code of Business Conduct and Ethics for Directors, Officers and Employees, the Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines, the Audit Committee Pre-Approval Policy, and the Charters of our Audit, Compensation and Nominating/Corporate Governance Committees by submitting a written request for any of such materials to: Langer, Inc., c/o the Secretary at 450 Commack Road, Deer Park, N.Y. 11729.

Board of Directors

Our Board of Directors is currently comprised of the following six members: Warren B. Kanders, Peter A. Asch, Stephen M. Brecher, Burtt R. Ehrlich, Stuart P. Greenspon, and W. Gray Hudkins. The Board of Directors has standing Audit, Compensation and Nominating/Corporate Governance Committees. The Company does not have a formal policy as to Board of Director attendance at our annual meetings of Stockholders. All members of our Board of Directors then in office attended last year’s annual stockholders meeting which was held on June 20, 2007. In the year ended December 31, 2007, the Board held 8 meetings, the Audit Committee held 5 meetings, the and the Compensation Committee held 2 meetings. The Nominating/Corporate Governance Committee held no meetings but took action by unanimous written consent twice. In the year ended December 31, 2007, each director attended at least 75% of all meetings of the Board and each committee of the Board of which he was a member.

Director Independence

In accordance with the rules of the Commission and the listing requirements of the Nasdaq Global Market, the Board of Directors has evaluated each of its directors’ independence from the Company based on the definition of “independence” established by the Nasdaq Global Market. In its review of each director’s independence from the Company, the Board of Directors reviewed whether any transactions or relationships exist currently or, during the past year existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent registered public accounting firm. The Board of Directors also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates.

Based on the Board’s review and the Nasdaq Global Market’s definition of “independence,” the Board of Directors has determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder of the Company:

Stephen M. Brecher
Burtt R. Ehrlich
Stuart P. Greenspon

In addition, based on such standards, the Board of Directors determined that: (i) Warren B. Kanders is not independent because he is the Chairman of the Board and the largest stockholder of the Company, and (ii) Messrs. Hudkins and Asch are not independent because (A) Mr. Hudkins is the President and Chief Executive Officer of the Company, and (B) Mr. Asch is the President of Twincraft and president of our personal care products division.

Stockholder Communications with Directors

Stockholders may send communications to the Board of Directors or any committee thereof by writing to the Board or any such committee at Langer, Inc., c/o the Corporate Secretary at 450 Commack Road, Deer Park, N.Y. 11729. The Corporate Secretary will distribute all stockholder communications to the intended recipients and/or distribute to the entire Board, as appropriate.

In addition, Stockholders may also contact any non-management director by writing to the Corporate Secretary at Langer, Inc., 450 Commack Road, Deer Park, N.Y. 11729. The Corporate Secretary will review and distribute all Stockholder communications to the intended recipients and/or distribute to the entire Board, as appropriate.

Complaint Procedures

Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee as follows: Langer, Inc., c/o Chairman of the Audit Committee, 450 Commack Road, Deer Park, N.Y. 11729. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential”. The Company has set up a toll-free number with an independent service provider to facilitate such reporting. Employees should report their concerns by calling 888-475-8386. The independent service provider will then make a report of the caller’s concerns to the Audit Committee Chair and the Company’s outside counsel.

Audit Committee

The Audit Committee is responsible for the oversight and evaluation of (i) the qualifications, independence and performance of our independent registered public accounting firm; (ii) the performance of our internal audit function; and (iii) the quality and integrity of our financial statements and the effectiveness of our internal controls over financial reporting. In addition, the committee recommends to the Board of Directors the appointment of independent accountants and analyzes the reports and recommendations of such firm. The committee also prepares the Audit Committee report required by the rules of Securities and Exchange Commission (the “Commission”), and the report is included in this proxy statement beginning on page 12. In 2007, the Audit Committee consisted of Messrs. Brecher, Ehrlich, and Greenspon, each of whom was determined by the Board to be independent of the Company based on the Nasdaq Global Market’s definition of “independence”. The Board of Directors has identified Mr. Brecher as the audit committee financial expert and determined that Mr. Brecher is independent of the Company based on the Nasdaq Global Market’s definition of “independence”. Following the Annual Meeting, the Audit Committee will continue to consist of Messrs. Brecher (Chairman), Ehrlich and Greenspon.

Compensation Committee

The Compensation Committee reviews recommendations for executive compensation, including incentive compensation and stock incentive plans and makes recommendations to the Board of Directors concerning levels of executive compensation and adoption of incentive and stock plans. Pursuant to the Compensation Committee’s charter, the Committee’s authority generally includes the authority to do each of the following:

•	To assist the Board of Directors in developing and evaluating potential candidates for executive positions, including the chief executive officer, and to oversee the development of executive succession plans.
•	To review and approve corporate goals and objectives with respect to compensation for the Company’s chief executive officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, determine and approve the chief executive officer’s compensation level based on this evaluation. In determining the long-term incentive component of the chief executive officer’s compensation, the Committee shall consider the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s chief executive officer in past years.
•	To make recommendations to the Board of Directors with respect to non-chief executive officer compensation, incentive-compensation plans and equity-based plans. The Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers.
•	To review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board of Directors as needed. The Committee shall have and shall exercise all the authority of the Board of Directors with respect to the administration of such plans.
•	To produce this compensation committee report on executive compensation to be included in the Company’s proxy statement.
•	To review on an annual basis director compensation and benefits.

The Compensation Committee has the authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee may deem appropriate in its sole discretion. A copy of the charter of the Compensation Committee is available at the Company’s website, www.LangerInc.com, by clicking on “Investor Relations” and selecting “About Our Company — Corporate Governance”.

During 2007, the Compensation Committee consisted of Messrs. Ehrlich (Chairman) and Greenspon, each of whom was determined by the Board to be independent of the Company.

Nominating/Corporate Governance Committee

The purpose of the Nominating/Corporate Governance Committee is to identify, evaluate and nominate qualified candidates for election to the Board of Directors and to review the Company’s corporate governance guidelines and other related documents for compliance with applicable laws and regulations such as the Sarbanes-Oxley Act of 2002 and the Nasdaq Global Market’s listing requirements. The Nominating/Corporate Governance Committee considers all qualified candidates identified by members of the Committee, by other members of the Board of Directors, and by senior management. The Nominating/Corporate Governance Committee will also consider nominees recommended by Stockholders. The names of such nominees should be forwarded to Langer, Inc., c/o the Secretary at 450 Commack Road, Deer Park, N.Y. 11729, who will submit them to the committee for its consideration. From January 1 through June 20, 2007, the Nominating/Corporate Governance Committee consisted of Messrs. Ehrlich and Arthur Goldstein, whom the Board of Directors has determined to be “independent” as defined in the listing requirements of the Nasdaq Global Market. For the balance of 2007, and to the present, the Nominating/Corporate Governance Committee consisted of Messrs. Ehrlich and Greenspon. A copy of the charter of the Nominating/Corporate Governance Committee is available at the Company’s website, www.LangerInc.com, by clicking on “Investor Relations” and selecting “About Our Company — Corporate Governance”.

Candidates for the Board of Directors should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; have a genuine interest in the Company; have no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to the Company and its Stockholders; and have the ability and willingness to spend the time required to function effectively as a director of the Company. The Nominating/Corporate Governance Committee may engage third-party search firms from time to time to assist it in identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee evaluates nominees recommended by Stockholders, by other individuals and by the search firms in the same manner, as follows: The Nominating/Corporate Governance Committee reviews biographical information furnished by or about the potential nominees to determine whether they have the experience and qualities discussed above; when a Board vacancy occurs or is anticipated, the Nominating/Corporate Governance Committee determines which of the qualified candidates to interview, based on the current needs of the Board and the Company, and members of the Nominating/Corporate Governance Committee meet with these individuals. If, after such meetings, the Nominating/Corporate Governance Committee determines to recommend any candidate to the Board for consideration, that individual is invited to meet with the entire Board. The Board then determines whether to select the individual as a director-nominee.

Compensation of Directors

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties on our Board and Board committees as well as the skill-level required by the Company of members of the Board and the need to continue to attract highly qualified candidates to serve on our Board. Director compensation arrangements are reviewed annually to maintain such standards.

The non-management directors of the Company received cash in the amount of $15,000 in 2007 and are expected to receive a like amount in 2008, payable in quarterly installments during the course of the year. In addition, the Chairs of the Compensation Committee and the Audit Committee in 2007 each received $10,000 in 2007 for their services as Chair of such committee and are expected to receive like amount in 2008, which will be payable in quarterly installments during the course of the year. The non-management directors of the Company, i.e., Messrs. Brecher, Ehrlich and Greenspon, received restricted stock awards in January 2007 for 7,500 shares, which vest at such time as the Company has achieved EBITDA of $10,000,000 in any trailing period of four quarters.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, no director, executive officer, or person nominated to become a director or executive officer has, within the last five years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any property or any business of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or practice; or (iv) been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended or vacated.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has appointed an Audit Committee consisting of three directors. Each of the members of the Audit Committee is independent from the Company and is financially literate as that qualification is interpreted by the Board of Directors, The Nasdaq Global Market and the Commission. The Board of Directors has adopted a written charter with respect to the Audit Committee’s roles and responsibilities.

Management is responsible for the preparation, integrity and fair presentation of information in the consolidated financial statements of the Company, the financial reporting process and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2007, with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the quarterly and annual earnings press releases, our quarterly filings with the Commission on Form 10-Q during 2007, our annual report filed with the Commission on Form 10-K for the year ended December 31, 2007, and our consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, and Rule 2-07 (Communication With Audit Committees) of Regulation S-X of the Rules of the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountants their independence from the Company and its management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of audit and non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee discussed with the independent accountants, with and without management present, the results of their examination, the evaluation of the Company’s internal controls, and the overall quality and integrity of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Commission.

AUDIT COMMITTEE

Stephen M. Brecher (Chairman)
Burtt R. Ehrlich
Stuart P. Greenspon

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered for the Company by BDO Seidman, LLP for the years ended December 31, 2007 and 2006 were:

	2007	2006
Audit Fees	$525,898	$394,368
Audit Related Fees	84,959	35,404
Tax Fees	56,039	36,800
All Other Fees	—	—
Total	$666,896	$466,572

Audit Fees.  The Audit Fees for the years ended December 31, 2007 and 2006, respectively, were for professional services rendered for the audit of our consolidated financial statements for such years, and for the review of our unaudited interim consolidated financial statements included in our quarterly reports on Form 10-Q for 2007 and 2006. In addition, Audit Fees for such years also include fees for services rendered to us by BDO Seidman, LLP for statutory audits and review of documents filed with the Commission.

Audit Related Fees.  The Audit Related Fees for the year ended December 31, 2007 were for accounting services related to the allocation of purchase price and review of the pro forma financial information of businesses acquired in 2007. The Audit Related Fees for the year ended December 31, 2006 were for due diligence related to mergers and acquisitions.

Tax Fees.  Tax Fees as of the years ended December 31, 2007 and 2006 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning and advice, including assistance with and representation in tax audits and appeals, and advice related to asset disposals and mergers and acquisitions.

All Other Fees.  There were no fees incurred for All Other Fees for the years ended December 31, 2007 and 2006.

Auditor Independence.  The Audit Committee has considered the non-audit services provided by BDO Seidman, LLP and determined that the provision of such services had no effect on BDO Seidman, LLP’s independence from the Company.

Audit Committee Pre-Approval Policy and Procedures.  The Audit Committee must review and pre-approve all audit and non-audit services provided by BDO Seidman, LLP, our independent registered public accounting firm, and has adopted a Pre-approval Policy which requires all audit and non-audit services to be approved by the Audit Committee before services are rendered. In conducting reviews of audit and non-audit services, the Audit Committee will determine whether the provision of such services would impair the accountants’ independence. The Audit Committee will only pre-approve services which it believes will not impair our accountants’ independence. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Any proposed services exceeding pre-approved fee ranges or limits must be specifically pre-approved by the Audit Committee.

Each pre-approval request shall be accompanied by detailed back-up documentation regarding the specific services to be provided. The pre-approval request shall identify whether the proposed services was initially recommended by the auditor. Each pre-approval request for any non-audit service must be accompanied by a statement of the accountants (which may be in writing or given orally to the Audit Committee) as to whether, in the accountants’ view, the request or application is consistent with the Commission’s rules on auditor independence.

For the fiscal years ended December 31, 2007 and 2006, the Audit Committee has not waived the pre-approval requirement for any services rendered by BDO Seidman, LLP.

Auditor Independence

The Audit Committee has considered the non-audit services provided by BDO Seidman, LLP and determined that the provision of such services had no effect on BDO Seidman, LLP’s independence from the Company.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our executive officers as of May 14, 2008. Our executive officers are appointed by and serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
W. Gray Hudkins	32	President and Chief Executive Officer, and Director
Peter A. Asch	47	President of Twincraft, Inc., President of our personal care products division, and Director
Kathleen P. Bloch	53	Vice President and Chief Financial Officer

Information about the business backgrounds of Messrs. Hudkins and Asch is set forth under “Proposal 1 — Election of Directors.” Ms. Bloch’s business background is as follows:

Kathleen P. Bloch, age 53, was employed by The Silverman Group, of Short Hills, New Jersey, from January 2007 until she joined the Company in September 2007. For 10 years prior thereto, she was employed by Silver Line Building Products Corporation, a leading, privately held manufacturer of vinyl windows. She served as Chief Financial Officer from 1999 until 2006, when the company was acquired by Andersen Corporation, a leading manufacturer of windows. Ms. Bloch receive a Master of Business Administration in 1990 from LaSalle University, Philadelphia, Pennsylvania, and a Bachelor of Science in Accounting in 1978.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors (the “Compensation Committee”) assists the Board in establishing compensation packages for the Company’s executive officers and non-employee directors and administering the Company’s incentive plans. The Compensation Committee is generally responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses and certain awards of stock options, restricted stock awards and other awards, under the Company’s incentive plans and otherwise, and, where applicable, compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) and such responsibility is generally limited to the actions taken by the Compensation Committee, although at times the full Board has determined annual executive salaries, raises and, where the Company has determined that compliance with the provisions of IRC Section 162(m) is not required, bonuses as well as grants of stock options and common stock without having first received recommendations from the Compensation Committee. From time to time, the Compensation Committee reviews our compensation packages to ensure that they remain competitive with the compensation packages offered by similarly-situated companies and continue to incentivize management and align management’s interests with those of our Stockholders.

The Compensation Committee is comprised of two directors, each of whom has experience in executive compensation issues. Each member of the Compensation Committee meets the independence requirements specified by the Nasdaq Global Market and by Section 162(m) of the Internal Revenue Code.

Executive Compensation Philosophy

The general philosophy of our executive compensation program is to attract and retain talented management while ensuring that our executive officers are compensated in a way that advances the interests of our Stockholders. In pursuing these objectives, the Compensation Committee believes that it is critical that a substantial portion of each executive officer’s compensation be contingent upon our overall performance. The Compensation Committee is also guided by the principle that our compensation packages must be competitive, must support our overall strategy and objectives, and must provide significant rewards for outstanding financial performance while establishing clear consequences for underperformance. Annual bonuses and long-term awards for our executive officers should take into account not only objective financial goals, but also individual performance goals that reinforce our core values, which include leadership, accountability, ethics and corporate governance. It is the Compensation Committee’s responsibility to determine the performance goals for the performance-based compensation payable to our named executive officers in compliance with section 162(m) of the IRC, subject to ratification by the Board. Subject to this limitation, the Compensation Committee may also make recommendations to the Board with respect to non-chief executive officer compensation and, either alone or with the other independent members of our Board, to determine and approve our Chief Executive Officer’s compensation.

In determining the compensation packages for our executive officers and non-employee directors, the Compensation Committee and the Board of Directors have evaluated the history and performance of the Company, previous compensation practices and packages awarded to the Company’s executive officers and non-employee directors, and compensation policies and packages awarded to executive officers and non-employee directors at similarly-situated companies.

Use of Outside Consultants

The Compensation Committee has the authority to retain and terminate any independent compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. In 2007, the Compensation Committee did not engage any such consultants.

Compensation Program Components

Our executive compensation program emphasizes company performance, individual performance and an increase in stockholder value over time in determining executive pay levels. Our executive compensation program consists of three key elements: (i) annual base salaries; (ii) a performance-based annual bonus; and

(iii) periodic grants of stock options, restricted stock and performance shares. The Compensation Committee believes that this three-part approach best serves our and our Stockholders’ interests by motivating executive officers to improve our financial position, holding executives accountable for the performance of the organizations for which they are responsible and by attracting key executives into our service. Under our compensation program, annual compensation for executive officers is composed of a significant portion of pay that is “at risk” — specifically, the annual bonus, stock options, restricted stock and performance shares.

Annual Cash Compensation

Base Salary.  In reviewing and approving the base salaries of our executive officers, the Compensation Committee considers the scope of work and responsibilities, and other individual-specific factors; the recommendation of the Chief Executive Officer (except in the case of his own compensation); compensation for similar positions at similarly-situated companies; and the executive’s experience. Except where an existing agreement establishes an executive’s salary, the Compensation Committee reviews executive officer salaries annually at the end of the year and establishes the base salaries for the upcoming year. In 2007, the salaries for the Company’s named executive officers were established pursuant to their respective employment agreements.

Performance-Based Annual Bonus.  With regard to the compensation of the named executive officers subject to section 162(m) of the IRC, the Compensation Committee establishes the performance goals and then certifies the satisfaction of such performance goals prior to the payment of the performance-based bonus compensation. In reviewing and approving the annual performance-based bonus for our executive officers, the Compensation Committee may also consider an executive’s contribution to the overall performance of the Company as well as annual bonuses awarded to persons holding similar positions at similarly-situated companies. Bonuses may be paid under the 2007 Annual Incentive Plan, or otherwise in the discretion of the Compensation Committee or the Board.

Equity-Based Compensation

Executive officers of the Company and other key employees who contribute to the growth, development and financial success of the Company are eligible to be awarded stock options, shares of restricted common stock, bonuses of shares of common stock, and performance shares of common stock under our 2005 and 2007 Stock Incentive Plans, and the 2007 Annual Incentive Plan. Awards under these plans help relate a significant portion of an employee’s long-term remuneration directly to stock price appreciation realized by all our Stockholders and aligns an employee’s interests with those of our Stockholders. The Compensation Committee believes equity-based incentive compensation aligns executive and stockholder interests because (i) the use of a multi-year lock-up schedule for equity awards encourages executive retention and emphasizes long-term growth, and (ii) paying a significant portion of management’s compensation in our equity provides management with a powerful incentive to increase stockholder value over the long term. In connection with the Company’s prior acceleration of the vesting and issuance of certain stock options, the Company required the optionees who do not have employment agreements with the Company to execute lock-up, confidentiality and non-competition agreements as a condition to the acceleration of such stock options. Such lock-up, confidentiality and non-competition agreements executed with the Company’s employees provide the Company with added protection. In addition, the lock-up restrictions serve as an employee retention mechanism since the lock-up restrictions will be extended for an additional five-year period in the event an employee terminates his/her employment with the Company while any of such lock-up restrictions are still in effect. The Compensation Committee determines appropriate individual long-term incentive awards in the exercise of its discretion in view of the above criteria and applicable policies. In January and September, 2007, the Company granted restricted stock awards under its 2005 and 2007 Stock Incentive Plans for an aggregate of 425,000 shares to 3 named executive officers, of which 75,000 were canceled in 2008 when an officer terminated employment. To date, no awards have been granted under the 2007 Annual Incentive Plan.

Perquisites and Other Personal and Additional Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees.

The Company maintains a qualified 401(k) plan that provides for a Company contribution based on a matching schedule of a maximum of the lower of (i) 25% of each given employee’s annual 401(k) contribution, or (b) 4% of each given employee’s annual salary.

The Company also provides named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Accounting and Tax Considerations

Section 162(m) of the IRC generally disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1,000,000 paid for any year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table contained herein. Compensation programs generally will qualify as performance-based if (1) compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by Stockholders, and (3) there is no discretion to increase payments after the performance targets have been established for the performance period. The Compensation Committee desires to maximize deductibility of compensation under Section 162(m) of the IRC to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Compensation Committee also believes that it must reserve the right to award compensation which it deems to be in the best interests of our Stockholders but which may not be tax deductible under Section 162(m) of the IRC.

Post-Employment and Other Events

Retirement, death, disability and change-in-control events trigger the payment of certain compensation to the named executive officers that is not available to all salaried members. Such compensation is discussed under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Role of Executive Officers in Compensation Decisions

The Compensation Committee determines the total compensation of our Chief Executive Officer and oversees the design and administration of compensation and benefit plans for all of the Company’s employees. Our Chief Executive Officer has met with the Compensation Committee to present topical issues for discussion and education as well as specific recommendations for review. The Chairman of the Board and the Chief Executive Officer may attend a portion of many Compensation Committee meetings. The Compensation Committee also obtains input from our legal, finance and tax functions, as appropriate.

Summary

The Compensation Committee believes that the total compensation package has been designed to motivate key management to improve the operations and financial performance of the Company, thereby increasing the market value of our Common Stock.

Summary Compensation Table

The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company’s chief executive officer and other senior executive officers who served as such during the year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Award ($)	Option Award ($)(1)	All Other Compensation ($)		Total ($)
W. Gray Hudkins, President and Chief Executive Officer	2007	$300,000					$3,750	(2)
							5,000	(3)	$308,750
	2006	275,000		$100,000	—	—	$3,800	(2)	378,800
Kathleen P. Bloch, Vice President and Chief Financial Officer	2007	76,923	(4)						76,923
Kathryn P. Kehoe, Senior Vice President	2007	228,845				105,815	1,300	(2)	335,960
	2006	200,000		50,000	—	193,994	1,900	(2)	445,894
Peter A. Asch, President, Twincraft, Inc.	2007	271,385	(5)		—	94,515	1,514	(2)	367,414

(1)	The amounts in the “Option Awards” column are calculated based on Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments” (“FAS 123R”) (excluding any estimate for forfeitures). They equal the aggregate dollar amount of compensation expense related to stock options that was recognized in the Company’s financial statements contained on Form 10-K for the years ended December 31, 2007 and 2006. Under FAS 123R, a pro rata portion of the total expense at the time of grant is recognized over the vesting schedule of the grant. The initial expense is based on the fair value of the stock option as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes values are disclosed in Note 12, Stock Options, to our consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	The Company 401(k) defined contribution retirement plan contribution.
(3)	Beginning October 1, 2007, per his employment contract, Mr. Hudkins receives a non-accountable expense allowance at the rate of $20,000 per year, payable in equal monthly installments.
(4)	Ms. Bloch joined the Company on September 4, 2007. For information about her Option Awards, see the table below headed “Outstanding Equity Awards at Fiscal Year-End,” including notes to that table.
(5)	Mr. Asch joined the Company on January 23, 2007, in connection with the Twincraft acquisition.

Employment Agreement — W. Gray Hudkins.  On October 9, 2007, the Company entered into a new employment agreement dated as of October 1, 2007, with W. Gray Hudkins, the Company’s President and Chief Executive Officer, which replaces his employment agreement with the Company which expired on September 30, 2007. Under the new agreement, Mr. Hudkins’ base compensation is $300,000 per year, subject to increase as the Compensation Committee and the Board of Directors may determine from time to time. Mr. Hudkins is eligible for participation, at the discretion of the Compensation Committee and the Board of Directors, in the Company’s 2005 Stock Incentive Plan and 2007 Stock Incentive Plan, and to receive other benefits generally available to the Company’s executives, and to the maintenance of a $1 million life insurance policy payable to beneficiaries named by Mr. Hudkins. The term of the agreement is three years, with a one-year renewal option, subject to the right of either party to terminate the employment on notice. Mr. Hudkins has a right to 6 months’ severance if his employment is terminated by the Company without cause, or if the Company declines to renew the agreement for the one-year renewal term. The agreement contains certain confidentiality , non-competition, and non-solicitation provisions. In January 2007, the Board granted to Mr. Hudkins a restricted stock award under the Company’s 2005 Stock Incentive Plan. For a description of the terms of such award, please see “Certain Relationships and Related Transactions  — Restricted Stock Awards.”

Employment Agreement — Kathleen P. Bloch.  Ms. Bloch is employed by the Company pursuant to a written employment agreement for a term expiring September 4, 2010, subject to termination without cause at the discretion of either party. She receives base compensation at the rate of $250,000 per year, and is eligible for discretionary bonuses as determined by the Compensation Committee of the Board of Directors from time to time. At the commencement of her employment commences on September 4, 2007, Ms. Bloch received a restricted stock award of 75,000 shares of common stock under the Company’s 2007 Stock Incentive Plan, which will vest in full upon the later to occur of (i) the Company’s achievement of trailing 12-month EBITDA of $25,000,000, and (ii) the Company’s common stock having a closing price of $15.00 for five trading days in any period of 10 consecutive trading days. The award would expire if it has not vested within 10 years, or if Ms. Bloch is no longer an employee of the Company. “EBITDA” is defined in the employment agreement and the related restricted stock award agreement to mean earnings (excluding non-recurring events in the discretion of the Board of Directors) before interest, taxes, depreciation and amortization in any four consecutive calendar quarters, as reflected in the Company’s Quarterly Reports on Form 10-Q or Annual Report on Form 10-K, as applicable, commencing with the quarter beginning October 1, 2007. In the event of a divestiture of a business unit of the Company, EBITDA for any such period of four quarters that includes the date of the divestiture shall be the greater of (i) the actual EBITDA for the relevant four quarters, and (ii) the sum of (A) the actual EBITDA through the date of divestiture and (B) the actual EBITDA from the date of divestiture less EBITDA attributable to the divested portion of the business plus an amount equal to 20% of the purchase price paid to the Company in the divestiture.

Employment Agreement — Peter A. Asch.  On January 23, 2007, in connection with the Twincraft acquisition, Twincraft, which is now a wholly-owned subsidiary of the Company, entered into an employment agreement with Mr. Asch, who will serve as president of Twincraft. This agreement is for a term of three years and provides for initial base compensation of $294,000 per year (subject to increase at the discretion of the Company’s Board of Directors), plus annual discretionary bonuses. The agreement also provides that Mr. Asch will receive a non-accountable expense allowance at the rate of $20,000 per year, payable monthly. In addition, under the employment agreement, Mr. Asch received a stock option award under the Company’s 2005 Stock Incentive Plan to purchase 200,000 shares of the Company’s common stock having an exercise price equal to $4.20 per share, of which (i) 66,666 vest on January 23, 2009; (ii) 66,666 vest on January 23, 2010; and (iii) 66,667 vest on January 23, 2011. The employment agreement contains a non-competition covenant and non-solicitation provisions (relating to Twincraft’s and the Company’s employees and customers) effective during the term of his employment and for one year after any termination of Mr. Asch’s employment for cause, voluntarily or due to death or disability and for the duration of any extended severance period of up to 12 months in the event of termination of employment without cause due to failure to renew or extend this employment agreement.

Employment Agreement — Kathryn P. Kehoe.  Ms. Kehoe (who voluntarily resigned as an officer and employee of the Company effective February 5, 2008) entered into an employment agreement with the Company dated as of January 16, 2006, that provided that she would serve as an executive of the Company for a term of three years, subject to termination without cause on notice. The agreement provided for an annual base salary of $200,000, subject to increase in the Board’s discretion, participation in incentive and bonus plans at the discretion of the Company’s Board of Directors, ten-year options to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $4.96 per share, vesting in three equal consecutive annual installments commencing on January 24, 2007. Ms. Kehoe also agreed to certain confidentiality , non-competition, and non-solicitation provisions. If Ms. Kehoe had been terminated by the Company without “cause,” she would have been entitled to receive her base compensation for a period of six months from the date of termination.

Grants of Plan-Based Awards

The following table sets forth information regarding awards to named executive officers in 2007 under the Company’s 2005 and 2007 Stock Incentive Plans:

		Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards
Name	Grant Date	Threshold (shares)		Target (shares)	Maximum (shares)
W. Gray Hudkins, Pres. and CEO	1/23/07	275,000	(1)	275,000	275,000
Kathleen P. Bloch, VP and CFO	9/4/07	75,000	(2)	75,000	75,000
Kathryn P. Kehoe, Sr. VP	1/23/07	75,000	(3)	75,000	75,000
Peter A. Asch, Pres., Twincraft	1/23/07	200,000	(4)	200,000	200,000	4.20

(1)	Represents a restricted stock award to Mr. Hudkins under the 2005 Stock Incentive Plan which vests upon a change of control, or upon the Company’s achieving $10 million EBITDA in any trailing four-quarter period commencing with the period beginning January 1, 2007.
(2)	Represents a restricted stock award to Ms. Bloch under the 2007 Stock Incentive Plan which will vest upon the later to occur of (i) the Company's achievement of trailing 12-month EBITDA of $25,000,000, and (ii) the Company's common stock having a closing price of $15.00 for five trading days in any period of 10 consecutive trading days.
(3)	Represented a restricted stock award to Ms. Kehoe under the 2005 Stock Incentive Plan which would have vested upon a change of control, or upon the Company’s achieving $10 million EBITDA in any trailing four-quarter period commencing with the period beginning January 1, 2007. Ms. Kehoe resigned effective February 5, 2008, and so the award cannot vest.
(4)	Represents a stock option under the 2005 Stock Incentive Plan awarded on the Grant Date pursuant to the Company’s employment agreement with Mr. Asch.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options and stock awards held by the named executive officers at December 31, 2007:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Gray Hudkins	50,000	(1)	—		—	$4.89	11/8/15	—	—	—		—
	137,500	(1)	—		—	$6.52	6/23/15	—	—	—		—
	150,000	(1)	—		—	$7.50	11/12/14	—	—	—		—
										275,000	(2)	$723,250
Kathleen P. Bloch	—		—		—	—	—	—	—	75,000	(3)	197,250
Peter A. Asch	—		200,000	(6)	—	$4.20	1/23/11	—	—	—		—
Kathryn P. Kehoe	—		100,000		—	$4.96	1/24/16	—	—	75,000	(5)	197,250

(1)	On December 20, 2005 the Company accelerated the vesting date of unvested options to December 31, 2005. Thus, the Options of Mr. Hudkins became fully vested on December 31, 2005. Effective December 31, 2005, the Company executed a lock-up agreement with Mr. Hudkins under which he is prohibited from selling, transferring, exchanging, hypothecating, granting a security interest in, pledging, or otherwise disposing of the shares acquirable upon exercise of his options until the expiration of various lock-up periods. As of the date hereof, 137,491 shares acquirable under Mr. Hudkins’ options are subject to the lock-up agreement. The lock-up periods expire with respect to 45,833 shares on December 31, 2008, with respect to 33,333 shares on April 1, 2009, with respect to 45, 834 shares on December 31, 2009, and with respect to 33,334 shares on April 1, 2010.
(2)	Represents a restricted stock award to Mr. Hudkins under the 2005 Stock Incentive Plan which vests upon a change of control, or upon the Company’s achieving $10 million EBITDA in any trailing four-quarter period commencing with the period beginning January 1, 2007.
(3)	Represents a restricted stock award to Ms. Bloch under the 2007 Stock Incentive Plan which vests upon the Company’s achieving $25 million EBITDA in any trailing four-quarter period commencing with the period beginning October 1, 2007, and the fair market value of the Company’s stock is not less than $15.00 in any five consecutive trading days.
(4)	Ms. Kehoe resigned effective February 5, 2008, and her rights to the for options and restricted stock awards terminated upon her resignation.
(5)	Represents a restricted stock award to Ms. Kehoe under the 2005 Stock Incentive plan which bests upon a change of control, or upon the Company’s achieving $10 million EBITDA in any trailing four-quarter period commencing with the period beginning January 1, 2007. The award was terminated upon her resignation on February 5, 2008.
(6)	Stock options issued under the 2005 Stock Incentive Plan granted to Mr. Asch in connection with the Company’s purchase of Twincraft on January 23, 2007. The options vest in three equal consecutive annual tranches commencing January 23, 2009.

Option Exercises and Stock Vested During Fiscal 2007

There were no options exercised by any of the Company’s named executive officers, and no vesting of stock award held by the Company’s named executive officers, in the year ended December 31, 2007.

Pension Benefits — Fiscal 2007

There were no pension benefits earned by the Company’s named executive officers in the year ended December 31, 2007.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have any nonqualified defined contribution or other nonqualified deferred compensation plans covering its named executive officers.

Potential Payments Upon Termination or Change of Control

The information below reflect the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment under the following circumstances: voluntary termination by the executive, termination for cause by the Company, termination without cause by the Company, termination following a change of control, and termination on account of disability or death of the executive. The amounts shown assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and estimates of the amounts which would be paid out to the executives upon their termination under the circumstances indicated. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination.  Regardless of the manner in which a named executive officer’s employment terminates, he or she may be entitled to receive amounts earned during his term of employment.

Payments Made Upon a Change of Control.  Mr. Hudkins was granted a restricted stock award in 2004 which would fully vest upon, among other things, a change in control of the Company. All lock-up agreements with respect to common stock acquirable upon exercise of Mr. Hudkins’ options would automatically expire upon a change of control.

Generally, pursuant to the agreements, a change of control is deemed to occur in the event that:

•	the current members of the Board cease to constitute a majority of the Board;
•	the Company shall have been sold by either (i) a sale of all or substantially all its assets, or (ii) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (iii) a tender offer, whether solicited or unsolicited; or
•	any party, other than the Company, is or becomes the “beneficial owner” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of voting securities representing 50% or more of the total voting power of the Company.

W. Gray Hudkins

If Mr. Hudkins employment agreement expires without renewal, he would be entitled to received his Annual Base Compensation at the rate of $300,000 for a period of six (6) months ($150,000) plus six (6) months non-accountable expense allowance ($10,000). If the Company elects, it may continue to pay the aforementioned compensation to Mr. Hudkins for an additional six months, provided he comply with the terms and conditions of his employment agreement.

In the event Mr. Hudkins voluntarily terminates his employment with the requisite 90 days notice or if his employment is terminated by the Company with cause, he is not entitled to any compensation payments following the date of termination.

If Mr. Hudkin’s employment is terminated by the Company without cause, Mr. Hudkins would be entitled to receive his December 31, 2007 Annual Base Compensation at the annual rate of $300,000 for a period of six (6) months ($150,000) plus (6) months non-accountable expense allowances ($10,000).

In the event of a change of control, Mr. Hudkins would immediately vest in 275,000 shares of restricted stock awards granted to him under the 2005 Incentive Stock Award Plan. At December 31, 2007, based upon the closing common stock market price of $2.63, these awards would be worth $723,250.

Upon the event of his death or disability, Mr. Hudkins’s estate would be entitled to receive base compensation for the remainder of the month for which death or disability occurred, which would not exceed $25,000. Upon Mr. Hudkin’s death, his beneficiary would receive the proceeds of a $1 million life insurance policy.

Kathleen P. Bloch

If Ms. Bloch’s employment is terminated by the Company with or without cause or if she voluntarily terminates her employment with the requisite two-weeks notice, she is not entitled to any compensation payments following the date of termination. In addition, Ms. Bloch is not entitled to any potential payments upon a change of control. Upon the event of her death or disability, Ms. Bloch’s estate would be entitled to receive base compensation for the remainder of the month for which death or disability occurred, which would not exceed $20,834.

Kathryn P. Kehoe

Ms. Kehoe, Senior Vice President, resigned effective February 5, 2008, and is not entitled to any potential payments upon termination or upon change of control.

Peter A. Asch

In the event that the Company terminates Mr. Asch’s employment without cause, he is entitled to receive twelve months base compensation ($294,000), provided he complies with the terms and conditions of his employment agreement. If Mr. Asch’s employment is terminated by the Company with cause or if he voluntarily terminates his employment, he is not entitled to any compensation payments following the date of termination. In addition, Mr. Asch is entitled to receive base compensation for the remainder of the month for which death or disability occurred, which would not exceed $24,500.

Director Summary Compensation Table

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2007:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Warren B. Kanders(3)	$300,000	$1,315,000	$1,615,000
Stephen M. Brecher	25,000	19,725	44,725
Burtt R. Ehrlich	25,000	19,725	44,725
Arthur Goldstein(4)	12,833	—	12,833
Stuart P. Greenspon	15,000	19,275	44,725

(1)	W. Gray Hudkins, the Company’s President and Chief Executive Officer, and Peter A. Asch, the President of Twincraft, Inc., are not included in this table. Messrs. Hudkins and Asch are employees of the Company and receive no additional compensation for their services as directors. The compensation for Mr. Hudkins and Mr. Asch as employees of the Company is shown in the Summary Compensation Table and other tables in “EXECUTIVE COMPENSATION” showing compensation of named executive officers. Mr. Asch was not an employee or director of the Company prior to January 23, 2007.
(2)	Restricted stock awarded January 23, 2007 under the 2005 Stock Incentive Plan which vests upon a change of control, or upon the Company’s achieving $10 million EBITDA in any trailing four-quarter period commencing with the period beginning January 1, 2007.
(3)	Mr. Kanders is a principal of Kanders & Company, which is a consultant to the Company which receives consulting fees from the Company; see “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” below for additional information about payments to Kanders & Company.
(4)	Mr. Goldstein was not reelected to the Board when his term expired on June 20, 2007.

In 2008, the non-management directors of the Company, will each receive cash in the amount of $15,000 which is payable in quarterly installments during the course of the year. In addition, the Chairs of the Compensation Committee and the Audit Committee will each be paid an additional $10,000 in 2008 to serve as the Chairs of such committees, which will be payable in quarterly installments during the course of the year.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

MEMBERS OF THE COMPENSATION
COMMITTEE

Burtt R. Ehrlich (Chair)
Stuart P. Greenspon

Compensation Committee Interlocks and Insider Participation

During 2007, none of the members of our Compensation Committee, (i) served as an officer or employee of the Company or its subsidiaries, (ii) was formerly an officer of the Company or its subsidiaries or (iii) entered into any transactions with the Company or its subsidiaries, other than stock option agreements and restricted stock awards. During 2007, none of our executive officers (i) served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and any persons who beneficially own more than 10% of our capital stock to file with the Commission (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of our capital stock, and except for one late filing by Mr. Asch, all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during 2007 were timely filed with the Commission and the Nasdaq Global Market.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement with Kanders & Company.  The Company entered into a consulting agreement (the “Consulting Agreement”) with Kanders & Company (“Kanders & Company”), the sole stockholder of which is Warren B. Kanders, who on November 12, 2004, became the Company’s Chairman of the Board of Directors, and who is the sole manager and voting member of Langer Partners, LLC (“Langer Partners”), the Company’s largest stockholder. The Consulting Agreement provides that Kanders & Company will act as the Company’s non-exclusive consultant to provide the Company with strategic consulting and corporate development services for a term of three years. Kanders & Company and Mr. Kanders are required to devote only as much time to the Company’s business as they deem appropriate. In the year ended December 31, 2007, Kanders & Company received a fee of $300,000 and was entitled to receive separate compensation for assistance, at the Company’s request, with certain transactions or other matters to be determined by the Board from time to time. Additionally, through the Consulting Agreement, Kanders & Company was previously granted options on November 12, 2004, to purchase 240,000 shares of the Company’s common stock at an exercise price of $7.50 per share (the market price of the stock on the date of the grant), vesting in three equal annual installments beginning on November 12, 2005. The Company accounted for 15,000 of such options as compensation for duties performed by Mr. Kanders in his capacity as Chairman of the Board under APB No. 25 and accounted for 225,000 of such options as being granted pursuant to the Consulting Agreement and accounted for in accordance with EITF No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services”. The Company recorded non-cash stock option compensation expense of approximately $1,257,000 for year ended December 31, 2005 with respect to the consulting options, of which approximately $882,000 relates to the acceleration of the vesting of such options. The Company has also agreed to provide Kanders & Company with indemnification protection, which survives the termination of the Consulting Agreement for six years, and extends to any actual or wrongfully attempted breach of duty, neglect, error, or misstatement by Kanders & Company alleged by any claimant. The Consulting Agreement replaced a previous agreement for similar consulting services, pursuant to which Kanders & Company received an annual fee of $100,000, options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.525 per share, and the indemnification protection described above. The Company paid $300,000, $200,000, and $200,000 with respect to the annual fee under the Consulting Agreement during the years ended December 31, 2007, 2006 and 2005, respectively. Kanders & Company has continued to render services to the Company, and the Company continues to pay for such services at the rate of $300,000 per year.

5% Convertible Subordinated Notes.  On December 8, 2006, the Company sold an aggregate of $28,880,000 of its 5% Convertible Subordinated Notes due December 7, 2011, in a private placement. The 5% Convertible Subordinated Notes are presently convertible at a conversion price of $4.6617 per share into an aggregate of 6,195,165 shares of our common stock, subject to adjustment for stock splits, stock dividends and certain issuances of common stock hereafter at prices less than the current conversion price. Mr. Kanders purchased $2,000,000 of the 5% Convertible Subordinated Notes, and Mr. Greenspon purchased $150,000 of the Notes. In 2007, as required by a provision in the note purchase agreement, the Company filed a registration statement with respect to the shares of common stock acquirable upon conversion of the Notes.

Acquisition of Capital Stock of Twincraft, Inc.  Pursuant to a stock purchase agreement dated as of November 14, 2006 between the Company and the four individuals, including Mr. Peter A. Asch, one of the Company’s directors and a nominee for election as a director, the Company acquired all the capital stock of Twincraft on January 23, 2007, for an initial purchase price of approximately $26,650,000, of which approximately $22,652,000 was paid in cash, and the balance was paid by the issuance of 999,375 shares of the Company’s common stock. As the owner of approximately 61% of the Twincraft capital stock, Mr. Asch received approximately $13,779,000 of the cash proceeds and 607,897 shares of common stock in the transaction. As the result of a post-closing audit of the financial statements of Twincraft, the purchase price was adjusted in favor of the sellers (including Mr. Asch) in the aggregate amount of $3,116,000, of which $2,840,000 was paid in cash and the balance was paid by the issuance of 68,981 shares of our common stock. Mr. Asch received approximately $1,518,000 of the cash and 41,960 shares of common stock. Under the terms of the acquisition, the sellers, including Mr. Asch, may become entitled to additional contingent consideration based on the EBITDA of Twincraft for each of the years ending December 31, 2007 and 2008. No contingent consideration was earned for the year ended December 31, 2007. Mr. Asch became a director and officer of the Company on January 23, 2007, upon the closing of the Twincraft acquisition. He was not a director or officer of the Company at the time that the Company agreed to acquire the capital stock of Twincraft.

Registration Rights Agreement.  In connection with consummation of the Twincraft acquisition, the Company entered into a Registration Rights Agreement with Mr. Asch and the other former stockholders of Twincraft, covering the shares of common stock issued or issuable to them in the Twincraft acquisition. The Registration Rights Agreement provides for the Company to register, under the Securities Act of 1933, as amended, on or before December 23, 2007, the shares of common stock issuable to Mr. Asch and the other former stockholders of Twincraft they received or will receive pursuant to the acquisition. The Company included the shares issued to Mr. Asch and the other former stockholders of Twincraft in an amendment of a registration statement that was filed on November 19, 2007.

Lease Agreement — Winooski, Vermont.  On January 23, 2007, in connection with the Twincraft acquisition, Twincraft entered into a lease agreement (the “Winooksi Lease”) with Asch Partnership, a Vermont general partnership, the principals of which are the father and uncle of Mr. Asch. Pursuant to the Winooski Lease, Twincraft leases approximately 90,500 square feet of space in Winooski, Vermont, for use as a manufacturing facility. The Winooski Lease runs for seven years, commencing January 23, 2007 (the “Initial Term”) and is subject to an additional seven year term at Twincraft’s option (the “Extended Term”). Base rent during year one of initial term was $362,000 per annum, is $452,500 in the lease year commencing January 23, 2008, and is subject to annual escalations up to $452,500 in year seven of the Initial Term. Additionally, Twincraft has an option to purchase the property covered by the Winooski Lease for $4,000,000 during the third through seventh years of the Initial Term, and at fair market value during the Extended Term. Twincraft is also responsible for payments to cover taxes and operating expenses relating to the Winooksi Lease.

Lease Agreement — Essex, Vermont.  On January 23, 2007, in connection with the Twincraft acquisition, Twincraft entered into an amendment to its existing sublease agreement dated October 1, 2003 (the “Essex Lease”) with Asch Enterprises, LLC (“Asch Enterprises”), a Vermont limited liability company, the principal of which is Mr. Asch, president of Twincraft and a member of the Company’s Board of Directors. Pursuant to the Essex Lease, Twincraft leases approximately 76,000 square feet in Essex, Vermont, for use as a warehouse facility. The term of the Essex Lease expires on October 1, 2010. Base rent during the term of the Essex Lease is $303,600 per annum. In the event Asch Enterprises exercises its option under the prime lease to purchase the property covered by the Essex Lease, Asch Enterprises will pay Twincraft 25% of the rent paid by Asch Enterprises to the over-landlord of the Essex Lease subsequent to the closing the Twincraft acquisition. Twincraft is also responsible for payments to cover taxes and operating expenses relating to the Essex Lease.

Restricted Stock Awards.  Effective as of January 23, 2007, the Company entered into a restricted stock award agreement (the “RSA Agreements”) with each of Warren B. Kanders (500,000 shares), Chairman of the Board of Directors of the Company and a holder of more than 10% of the outstanding common stock of the Company; W. Gray Hudkins (275,000 shares), President and Chief Executive Officer and a Director of the Company; Kathryn P. Kehoe (75,000 shares), Senior Vice President of the Company (who resigned as an officer and employee of the Company effective February 5, 2008); Stephen M. Brecher (7,500 shares), a Director of the Company and Chairman of the Audit Committee; Burtt R. Ehrlich, (7,500 shares), a Director of the Company and Chairman of the Compensation Committee; and Stuart P. Greenspon (7,500 shares), a Director of the Company. The foregoing persons have been awarded restricted shares in the amounts set forth above under the terms of the Company’s 2005 Stock Incentive Plan. Under the terms of the RSA Agreements, the shares are not presently vested and will vest in the event of change of control of the Company or if and when the Company achieves earnings (excluding non-recurring events in the discretion of the Company’s Board of Directors) before interest, taxes, depreciation and amortization (“EBITDA”) of at least an aggregate of $10,000,000 in any four consecutive calendar quarters, as reflected in the Company’s Quarterly Reports on Form 10-Q or Annual Report on Form 10-K, as applicable, commencing with the quarter beginning January 1, 2007. In the event of a divestiture of a business unit of the Company, EBITDA for any such period of four quarters that includes the date of the divestiture shall be the greater of (i) the actual EBITDA for the relevant four quarters, and (ii) the net sum of (a) the actual EBITDA for the relevant four quarters, minus (b) EBITDA attributable to the divested portion of the business, plus (c) an amount equal to 20% of the purchase price paid to the Company in the divestiture. The shares may not be transferred for a period of 18 months following the vesting of the shares. Effective September 4, 2007, Ms. Bloch received a restricted stock award of 75,000 shares of common stock under the Company’s 2007 Stock Incentive Plan. See “Executive Compensation — Summary Compensation table — Employment Agreement — Kathleen P. Bloch, for a description of the terms of the award to Ms. Bloch.

Insurance Commissions and Advisory Fees.  In connection with the Company’s provision of health insurance and related employee benefits, the Company retained, on April 11, 2008, the advisory services of Krauter & Company, of New York, New York, an insurance broker that employs Mr. Garrison Hudkins, who is a brother of W. Gray Hudkins. The Company expects that for the year ending December 31, 2008, Krauter & Company will earn insurance brokerage commissions and advisory fees of approximately $70,000 out of the insurance premiums paid by the Company with respect thereto. A portion of such commissions and advisory fees may be directly or indirectly paid to Mr. Garrison Hudkins. The Company believes the price and other terms of such insurance coverage and the fees for advisory services are no less favorable than could be obtained from an unrelated party.

Review of Transactions with Related Persons.  The transactions described above involving Mr. Asch and Ms. Bloch were the result of arm’s length negotiations which were closed prior to their becoming directors or executive officers (or, in the case of Mr. Asch, a stockholder) of the Company. The transaction with respect to the 5% Convertible Subordinated Notes was a private placements of unregistered convertible debt securities, and the rates and terms of the transactions were set by the Board of Directors based on its estimates of the rates and other terms that would enable the Company to raise the targeted amount of funds, and after arms-length negotiations with certain purchasers of the Notes. The Board consulted with an independent investment banker who acted as a placement agent in connection with the private placements. Mr. Kanders purchased less than 7% of the 5% Convertible Subordinated Notes. The grant of the Restricted Stock Awards in January 2007 were reviewed and approved by the Compensation Committee of the Board of Directors in accordance with the terms of the 2005 Stock Incentive Plan and the charter of the Compensation Committee. The grant of the Restricted Stock Award to Ms. Bloch was the result of arm’s length negotiations with Ms. Bloch prior to her becoming an executive officer of the Company. The Consulting Agreement with Kanders & Company, was approved by the Board of Directors immediately prior to Mr. Kanders’ joining the Board and was based upon a review of compensation paid by other public companies for the kinds of services to be rendered under the Consulting Agreement. The Board of Directors has a general practice of requiring directors interested in a transaction not to participate in deliberations or to vote upon transactions in which they have an interest, and to be sure that transactions with directors, executive officers and major shareholders are on terms that align the interests of the parties to such agreements with the interests of the Stockholders.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO Seidman, LLP has audited our financial statements for the years ended December 31, 2007, 2006 and 2005. The Board of Directors and the Audit Committee desire to continue the services of BDO Seidman, LLP for the year ending December 31, 2008. Accordingly, the Board of Directors recommends that the Stockholders ratify the appointment by the Board of Directors of the firm of BDO Seidman, LLP to audit our financial statements for the year ending December 31, 2008. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. In the event the Stockholders do not ratify the appointment of BDO Seidman, LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

The Board recommends that stockholders vote FOR the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2008.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.

FORM 10-K

We will provide, without charge, to each Stockholder as of the Record Date, upon our receipt of a written request of the Stockholder, a copy of our Annual Report on Form 10-K and the amendment thereto for the year ended December 31, 2007, including the financial statements and schedules, as filed with the Commission. Stockholders should direct the written request to the Company, c/o the Corporate Secretary at 450 Commack Road, Deer Park, N.Y. 11729.

For the Board of Directors

Kathleen P. Bloch, Vice President,
Chief Financial Office and Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 16, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Langer, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Langer, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

This Proxy is Solicited on behalf of the Board of Directors of

LANGER, INC.

ANNUAL MEETING OF STOCKHOLDERS
June 17, 2008

The undersigned hereby appoints W. Gray Hudkins and Warren B. Kanders as proxies, each with full power of substitution, and hereby authorizes each of them to appear and vote, as designated below, all shares of Common Stock of Langer, Inc., held of record by the undersigned on May 14, 2008, at the Annual Meeting of Stockholders to be held on June 17, 2008, and any adjournments or postponements thereof, and in their discretion upon any and all other matters which may properly be brought before the meeting or any adjournments or postponements thereof, and hereby revokes all earlier proxies of the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" EACH PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

(To be Signed on Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders
LANGER, INC.

June 17, 2008

☒ Please mark your votes as in this example.

.

	FOR all nominees listed at right (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed at right	
1. ELECTION OF DIRECTORS	☐	☐	Nominees: Warren B. Kanders Peter A. Asch Stephen M. Brecher Burtt R. Ehrlich Stuart P. Greenspon W. Gray Hudkins

☐ ____

(Instruction: To withhold authority to vote for any of the above listed nominees, write that nominee's name on the line above or strike a line through that individual's name.)

Votes on Proposals	For	Against	Abstain
2.. To consider and vote upon a proposal to ratify the appointment of BDO Seidman, LLP, as the Company's independent registered public accounting firm for the year ending December 31, 2008	☐	☐	☐

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

AUTHORITY IS:	GRANTED	WITHHELD
	☐	☐

PLEASE DATE, SIGN AND RETURN THIS PROXY.

THANK YOU.

Signature of Stockholder(s)____ Dated: ___________, 2008

NOTE: Signature should agree with name on stock certificate as printed thereon. Executors, administrators, trustees and other fiduciaries should so indicate when signing.